Exhibit 99.1

[LOGO OF COMCAST]                                                  PRESS RELEASE

Investor Contacts:                         Press Contacts:

Marlene S. Dooner    (215) 981-7392        D'Arcy Rudnay          (215) 981-8582
Leslie A. Arena      (215) 981-8511        Tim Fitzpatrick        (215) 981-8515
Daniel J. Goodwin    (215) 981-7518

                   COMCAST REPORTS FIRST QUARTER 2005 RESULTS

               Consolidated Revenue Increased 9.3% to $5.4 Billion
              Cable Division Revenue Increased 9.7% to $5.1 Billion

          Consolidated Operating Income Increased 31.3% to $866 Million

        Consolidated Operating Cash Flow Increased 17.1% to $2.0 Billion Cable Division Operating Cash Flow Increased 15.9% to $2.0 Billion

                    Strong Demand for New Products Continues
    Adds More than 414,000 High-Speed Internet and 200,000 Digital Customers
          Digital Customer Demand Drives 428,000 HDTV and DVR Additions

                                       ***
            Comcast Board of Directors Authorizes $2 Billion Addition
                           To Stock Repurchase Program

Philadelphia, PA - April 28, 2005...Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2005. Comcast will discuss first quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com and www.cmcsk.com.

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, "We are off to a great start this year. We are reporting strong revenue growth in our Cable and Content divisions and more than $2 billion in Operating Cash Flow, representing growth of more than 17% as compared to the first quarter of 2004. Operating income increased more than 31% to $866 million. Our strategy of differentiating our products by adding valuable features is showing continued positive results with robust Comcast Digital Cable and Comcast High-Speed Internet net additions. We are striking the right balance with our focus on customer growth and profitability."

"Our customers are embracing a whole new way to watch television. In March, our digital television customers viewed more than 100 million ON DEMAND programs. That is three times the number of programs viewed ON DEMAND in March of last year and a 40% increase in usage from the fourth quarter of 2004."

"We generated $722 million of Free Cash Flow in the first quarter of 2005, repurchased $326 million in Comcast stock and continue to make investments to support our growth and differentiation strategy. I am pleased to announce that our Board of Directors has authorized a $2 billion addition to our stock repurchase program, providing $2.3 billion of repurchase capacity. Since December 2003, we have repurchased $1.7 billion of Comcast stock."

"The first quarter of 2005 demonstrates that we are executing on all fronts, delivering strong operational and financial results, returning capital to shareholders, and making investments to support our ongoing growth."

"Comcast has never had more potential for growth or been in a better position to take advantage of those opportunities. We are excited about the future of the cable business and we just announced transactions with Time Warner and Adelphia that will allow us to expand our footprint and accelerate the deployment of our advanced services even further."

COMCAST CABLE RESULTS

Cable results are presented on a pro forma basis. Pro forma cable results adjust only for certain acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2004. Please refer to Table 7-A for a reconciliation of pro forma data.

Comcast Cable reported revenue of $5.1 billion for the quarter ended March 31, 2005, representing a $453 million or 9.7% increase from the $4.7 billion in the first quarter of 2004. Video revenue increased $178 million or 5.6% to $3.4 billion in the first quarter of 2005, driven by higher monthly revenue per subscriber and an increase in digital cable subscriptions. Comcast Cable added 200,000 new digital customers in the first quarter of 2005 and, with more than
8.8 million subscribers, digital cable penetration reached 41.1% of basic subscribers. Basic cable subscribers declined 29,000 during the first quarter of 2005.

Digital cable subscriber and video revenue growth reflect consumers' demand for new digital features and services including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders (DVRs). During the first quarter of 2005, pay-per-view revenue increased more than 18% driven by movie and event purchases through the Comcast ON DEMAND service. Pay-per-view revenues have increased each of the last six quarters reflecting the strong consumer appeal of the ON DEMAND service. At the end of the first quarter of 2005, we had deployed a combined 1.6 million set-top boxes with DVR and/or HDTV programming capability, an increase of more than 1 million in the past year. More than 428,000 or 25% of these advanced set-top boxes were deployed in the first quarter of 2005, generating an incremental $5 to $10 of monthly revenue per box.

Comcast High-Speed Internet service revenue increased 32.5% to $925 million in the first quarter of 2005 reflecting strong growth in the number of subscribers and higher average revenue per subscriber. Comcast Cable added 414,000 high-speed Internet customers to finish the first quarter of 2005 with 7.4 million subscribers, representing a penetration rate of 18.3% of available homes. Average monthly revenue per subscriber was $42.81 in the first quarter of 2005, a slight increase from the first quarter of 2004 and a 1.8% increase from the $42.06 reported in the fourth quarter of 2004.

Advertising revenue for the first quarter of 2005 increased 9.8% to $296 million reflecting growth of 9.1% in local advertising and growth of 15.4% in regional/national advertising as a result of the continuing success of our regional interconnect strategy. The strong growth in advertising revenue during the first quarter included a decline in political advertising. Advertising growth in 2005 will continue to reflect a significant decline in political advertising when compared to the 2004 election year.

Cable phone revenue declined 3.1% from the first quarter of 2004 to $173 million in the first quarter of 2005. The decrease in revenue reflects a decline in cable phone customers during 2004. Comcast Cable reported 4,000 net new cable phone customers in the first quarter of 2005 including the addition of more than 7,000 Comcast Digital Voice customers (Comcast's phone service using IP technology), offset by a decline in the number of Comcast's circuit-switched telephone customers as we transition to focus on marketing Comcast Digital Voice.

Cable operating income before depreciation and amortization (Operating Cash
Flow) increased 15.9% to $2.0 billion for the quarter from the $1.7 billion reported for the first quarter of 2004. First quarter 2005 Operating Cash Flow margin increased to 39.1% from 37.0% in the first quarter of last year.

Cable capital expenditures for the quarter ended March 31, 2005 increased 8.5% to $883 million from the same period last year. The increase in capital expenditures reflects certain capital investments, including equipment for digital simulcasting and our integrated service platform, which will not recur in the latter part of this year, and additional purchases of advanced set-top boxes to meet customer demand.

CONTENT

Comcast's content segment consists of our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4 and AZN Television (formerly International Channel Networks).

Comcast's content segment reported first quarter 2005 revenue of $213 million, a 20.9% increase from the first quarter of 2004 reflecting increases in distribution and advertising revenue for all the networks. The Content segment reported Operating Cash Flow of $77 million, a 12.1% increase from the first quarter of 2004 due primarily to strong growth at The Golf Channel offset by funding of our developing networks.

CORPORATE AND OTHER

Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. For the quarter ended March 31, 2005, Comcast reported Corporate and Other revenue of $47 million and an Operating Cash Flow loss of $42 million compared to revenue of $86 million and an Operating Cash Flow loss of $55 million in the same period of 2004 reflecting the absence of National Hockey League games in 2005.

CONSOLIDATED RESULTS

In the first quarter of 2005, the Company reported consolidated revenues of $5.4 billion, a 9.3% increase from the $4.9 billion reported in the same period of 2004. Operating income increased 31.3% to $866 million in the first quarter of 2005 compared to operating income of $659 million in the same period of 2004. Consolidated Operating Cash Flow increased to $2.0 billion, or 17.1%, in the first quarter of 2005 from the $1.7 billion reported in the prior year.

Free Cash Flow (described further on Table 4) increased $325 million or 81.9% reflecting higher Operating Cash Flow and capital expenditures, as described above.

For the quarter ended March 31, 2005, the Company reported consolidated net income of $313 million, or $0.14 per share compared to a consolidated net income of $65 million, or $0.03 per share in the same period of 2004.

As previously disclosed and more fully described in our 2004 Form 10-K, Comcast is liable for a portion of any liabilities of AT&T relating to certain At Home litigation. AT&T is currently involved in advanced settlement discussions, following a mediation, relating to two of the lawsuits. If AT&T reaches a settlement prior to the filing of our Form 10-Q, Comcast would be required to reflect in its first quarter earnings its share of the settlement amount. No assurances can be given that a settlement will be reached or the amount of any such settlement. Final disposition of these lawsuits and the final resolution of Comcast's share of these potential liabilities are not expected to have a material adverse effect on its consolidated financial position but could be material to its consolidated results of operations of any one period. Financial results contained in this press release do not reflect the potential effect of any such settlement.

2005 FINANCIAL OUTLOOK:

Comcast updates the following previously issued guidance for 2005:

     o Consolidated Operating Cash Flow growth of 14% to 15%; up from the previous guidance of at least 12% growth.*

     o Consolidated capital expenditures will increase by $200 to $300 million over previous guidance of approximately $3 billion due to the strong demand for advanced set-top boxes.

Comcast affirms the following previously issued guidance for 2005:

     o    Consolidated revenue growth of approximately 10%.

     o    Total Revenue Generating Unit growth of at least 2.5 million units.

     o    Consolidated Free Cash Flow growth of 35% to 45%.*

* Does not include any impact from the adoption of SFAS No. 123R (Accounting for stock-based compensation).

                                       ###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements, including the effect of any settlement reached in the At Home litigation. Readers are directed to Comcast's periodic and other reports filed with the Securities and Exchange Commission for a description of such risks and uncertainties.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

                                       ###

Comcast Corporation will host a conference call with the financial community today April 28, 2005 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on Thursday, April 28, 2005. Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until Friday, April 29, 2005 at midnight Eastern Time (ET). To access the rebroadcast, please dial
(630) 652-3000 and enter passcode number 11274875#. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 21.5 million cable customers, 7.4 million high-speed Internet customers, and 1.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

The Company's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                               COMCAST CORPORATION
                                     Table 1
           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                                                     Three Months Ended
                                                                          March 31,
                                                                ---------------------------
                                                                    2005           2004
                                                                ------------   ------------
Revenues                                                        $      5,363   $      4,908

     Operating expenses                                                1,957          1,869
     Selling, general and administrative expenses                      1,376          1,306
                                                                       3,333          3,175
Operating Cash Flow                                                    2,030          1,733

     Depreciation expense                                                874            798
     Amortization expense                                                290            276
                                                                       1,164          1,074
Operating Income                                                         866            659

Other Income (Expense)
     Interest expense                                                   (444)          (500)
     Investment loss, net                                                (36)            (9)
     Equity in net income (losses) of affiliates                          12            (17)
     Other income                                                         62              7
                                                                        (406)          (519)
Income before Income Taxes
    and Minority Interest                                                460            140

Income tax expense                                                      (140)           (76)

Income Before Minority Interest                                          320             64

Minority interest                                                         (7)             1

Net Income                                                      $        313   $         65

Diluted earnings per common share                               $       0.14   $       0.03

Diluted weighted average number of common shares outstanding           2,222          2,268

                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                                            March 31,     December 31,
                                                                               2005           2004
                                                                           ------------   ------------
ASSETS

  CURRENT ASSETS
        Cash and cash equivalents                                          $        636   $        452
        Investments                                                                 950          1,555
        Accounts receivable, net                                                    883            959
        Other current assets                                                        461            569
            Total current assets                                                  2,930          3,535

  INVESTMENTS                                                                    12,945         12,812

  PROPERTY AND EQUIPMENT, NET                                                    18,738         18,711

  FRANCHISE RIGHTS                                                               51,088         51,071

  GOODWILL                                                                       14,014         14,020

  OTHER INTANGIBLE ASSETS, net                                                    3,824          3,851

  OTHER NONCURRENT ASSETS, net                                                      699            694
                                                                           $    104,238   $    104,694

LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES
        Accounts payable and accrued expenses related to trade creditors   $      1,998   $      2,041
        Accrued expenses and other current liabilities                            2,607          2,735
        Deferred income taxes                                                       166            360
        Current portion of long-term debt                                         2,638          1,854
        Current portion of exchangeable debt                                      1,217          1,645
            Total current liabilities                                             8,626          8,635

  LONG-TERM DEBT, less current portion                                           19,264         20,039
  LONG-TERM EXCHANGEABLE DEBT, less current portion                                  53             54

  DEFERRED INCOME TAXES                                                          26,930         26,815

  OTHER NONCURRENT LIABILITIES                                                    7,237          7,261

  MINORITY INTEREST                                                                 602            468

  STOCKHOLDERS' EQUITY                                                           41,526         41,422
                                                                           $    104,238   $    104,694

                               COMCAST CORPORATION
                                     TABLE 3
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                                                Three Months Ended
                                                                                    March 31,
                                                                           ---------------------------
                                                                               2005           2004
                                                                           ------------   ------------
OPERATING ACTIVITIES
     Net cash provided by operating activities                             $      1,332   $        774
                                                                           ------------   ------------
FINANCING ACTIVITIES
  Proceeds from borrowings                                                          225              4
  Retirements and repayments of debt                                               (112)          (273)
  Repurchases of common stock and stock options                                    (326)           (12)
  Issuances of common stock and sales of options
   and put options on common stock                                                   40             22
  Other, net                                                                         38              8
                                                                           ------------   ------------
     Net cash used in financing activities                                         (135)          (251)
                                                                           ------------   ------------
INVESTING ACTIVITIES
  Capital expenditures                                                             (892)          (828)
  Proceeds from sales and restructuring of investments                              100              4
  Purchases of investments                                                          (40)           (60)
  Acquisitions, net of cash acquired                                                  -            (41)
  Additions to intangible and other noncurrent assets                              (180)          (305)
  (Purchases of) proceeds from sales of short-term investments, net                  (1)             6
  Proceeds from settlement of contract of acquired company                            -             26
                                                                           ------------   ------------
     Net cash used in investing activities                                       (1,013)        (1,198)
                                                                           ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    184           (675)

CASH AND CASH EQUIVALENTS, beginning of period                                      452          1,550
                                                                           ------------   ------------
CASH AND CASH EQUIVALENTS, end of period                                   $        636   $        875
                                                                           ============   ============

                                     TABLE 4
                  Calculation of Free Cash Flow (Unaudited) (1)
                              (dollars in millions)

                                                                                Three Months Ended
                                                                                    March 31,
                                                                           ---------------------------
                                                                               2005           2004
                                                                           ------------   ------------
Operating Cash Flow                                                        $      2,030   $      1,733
Interest, Net (2)                                                                  (404)          (447)
Cash Paid for Income Taxes                                                          (12)           (61)
Capital Expenditures                                                               (892)          (828)
                                                                           ------------   ------------
FREE CASH FLOW                                                             $        722   $        397
                                                                           ============   ============
Changes in Working Capital and Other Items (3)                                     (282)          (451)
                                                                           ------------   ------------
Net Cash Provided by (Used in) Operating Activities
  Less Capital Expenditures                                                $        440   $        (54)
                                                                           ------------   ------------

(1) Free Cash Flow is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. It is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other noncurrent assets. Cash payments for intangible and other noncurrent assets include long-term technology license agreements including computer software, long term rights to service multi-dwelling properties and programming content for our cable networks. In 2004, cash payments for intangible assets also included a long-term strategic license agreement with Gemstar of approximately $250 million.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Free Cash Flow excludes amounts necessary to reconcile Free Cash Flow to "Net Cash Provided by Operating Activities Less Capital Expenditures." In 2005, this amount includes $92 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband with the remainder substantially related to reductions in accruals associated with payments of interest and employee compensation and bonuses. In 2004, this amount includes $149 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband with the remainder substantially related to reductions in accruals associated with payments of interest and employee compensation and bonuses.

                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                                  Corporate and
                                       Cable (2)   Content (3)      Other (4)       Total
                                      ----------   ----------    --------------   ----------
Three Months Ended March 31, 2005
Revenues                              $    5,103   $       213   $           47   $    5,363
Operating Cash Flow                   $    1,995   $        77   $          (42)  $    2,030
Operating Income (Loss)               $      891   $        32   $          (57)  $      866
Operating Cash Flow Margin                  39.1%         36.1%              NM         37.9%
Capital Expenditures (5)              $      883   $         4   $            5   $      892

Three Months Ended March 31, 2004
Revenues                              $    4,650   $       176   $           86   $    4,912
Operating Cash Flow                   $    1,721   $        69   $          (55)  $    1,735
Operating Income (Loss)               $      704   $        34   $          (77)  $      661
Operating Cash Flow Margin                  37.0%         39.0%              NM         35.3%
Capital Expenditures (5)              $      814   $         4   $           10   $      828

(1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

(3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4 and AZN Television.

(4) Corporate and Other includes Comcast-Spectacor, Corporate activities and all other businesses not presented in the Cable or Content segments and elimination entries. Beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

(5) Our Cable segment's capital expenditures are comprised of the following categories:

                                           1Q05       1Q04
                                         --------   --------
New Service Offerings
    Customer Premise Equipment (CPE)     $    463   $    292
    Scalable Infrastructure                   209        121
                                              672        413
Recurring Capital Projects
    Line Extensions                            64         60
    Support Capital                            47         89
                                              111        149

Upgrades                                      100        252
Total                                    $    883   $    814

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

                               COMCAST CORPORATION
                                     TABLE 6
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
    (dollars in millions, except average monthly revenue per subscriber data)

                                                                      Three Months Ended
                                                                           March 31,
                                                                    ----------------------
                                                                       2005        2004
                                                                    ----------   ----------
Revenues:
Video (3)                                                           $    3,362   $    3,184
High-Speed Internet                                                        925          698
Phone                                                                      173          179
Advertising                                                                296          269
Other (4)                                                                  180          161
Franchise Fees                                                             167          159
Total Revenues                                                      $    5,103   $    4,650

Operating Cash Flow                                                 $    1,995   $    1,721
Operating Income                                                    $      891   $      704
Operating Cash Flow Margin                                                39.1%        37.0%
Capital Expenditures                                                $      883   $      814
Operating Cash Flow, Net of Capital Expenditures                    $    1,112   $      907

                                                          1Q05         1Q04         4Q04
                                                       ----------   ----------   ----------
Video
Homes Passed (000's)                                       41,000       40,100       40,800
Basic Subscribers (000's)                                  21,525       21,581       21,553
Basic Penetration                                            52.6%        53.8%        52.8%
Quarterly Net Basic Subscriber Additions (000's)              (29)          35           60

Digital Subscribers (000's)                                 8,856        7,859        8,656
Digital Penetration                                          41.1%        36.4%        40.2%
Quarterly Net Digital Subscriber Additions (000's)            200          192          251
Digital Set-Top Boxes                                      13,365       11,542       12,960

Monthly Average Video Revenue per Basic Subscriber     $    52.04   $    49.22   $    50.20
Monthly Average Total Revenue per Basic Subscriber     $    78.99   $    71.89   $    77.27

High-Speed Internet
"Available" Homes (000's)                                  40,483       36,167       40,010
Subscribers (000's)                                         7,408        5,680        6,994
Penetration                                                  18.3%        15.7%        17.5%
Quarterly Net Subscriber Additions (000's)                    414          394          438
Monthly Average Revenue per Subscriber                 $    42.81   $    42.44   $    42.06

Phone
"Available" Homes (000's)(5)                               11,277        9,657       10,437
Subscribers (000's)                                         1,228        1,247        1,223
Penetration                                                  10.9%        12.9%        11.7%
Quarterly Net Subscriber Additions (000's)                      4          (20)          10
Monthly Average Revenue per Subscriber                 $    47.07   $    47.34   $    47.30

Total Revenue Generating Units (000's)(6)                  39,017       36,367       38,426
Quarterly Net Additions                                       589          601          759

(1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data includes 60,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

(3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)  Available homes includes circuit switched and Comcast Digital Voice homes.

(6) The sum total of all basic video, digital video, high-speed Internet and phone subscribers, excluding additional outlets.

                               COMCAST CORPORATION
                                     TABLE 7

NON-GAAP AND OTHER FINANCIAL MEASURES

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other non-current assets which are detailed in our quarterly and annual reports on Forms 10Q/K. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.

Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

                               COMCAST CORPORATION
                               TABLE 7-A continued
Reconciliation of Historical and Pro Forma Data by Business Segment (Unaudited)
                              (dollars in millions)

                                                           Historical                          Adjustments (1)
                                       -------------------------------------------------   -----------------------
                                                                  Corporate                              Corporate
Three Months Ended March 31, 2005        Cable        Content     and Other     Total        Cable       and Other   Pro forma
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues                               $    5,103   $      213   $       47   $    5,363           --           --   $    5,363
Operating expenses (excluding
 depreciation and amortization)             3,108          136           89        3,333           --           --        3,333
Operating Cash Flow                    $    1,995   $       77   $      (42)  $    2,030           --           --   $    2,030
Depreciation and amortization               1,104           45           15        1,164           --           --        1,164
Operating income (loss)                $      891   $       32   $      (57)  $      866           --           --   $      866
Capital expenditures                   $      883   $        4   $        5   $      892           --           --   $      892

                                                                                                Adjustments (1)
                                                                                           -----------------------
                                                                  Corporate                              Corporate
Three Months Ended March 31, 2004        Cable       Content      and Other     Total         Cable      and Other    Pro forma
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues                               $    4,647   $      176   $       85   $    4,908   $        3   $        1   $    4,912
Operating expenses (excluding
  depreciation and amortization)            2,928          107          140        3,175            1            1        3,177
Operating Cash Flow                    $    1,719   $       69   $      (55)  $    1,733   $        2           --   $    1,735
Depreciation and amortization               1,017           35           22        1,074           --           --        1,074
Operating income (loss)                $      702   $       34   $      (77)  $      659   $        2           --   $      661
Capital expenditures                   $      814   $        4   $       10   $      828           --           --   $      828

       Reconciliation of Operating Cash Flow to Free Cash Flow (Unaudited)
                              (dollars in millions)

                                                                    Three Months Ended
                                                                         March 31,
                                                     -------------------------------------------------
                                                               2005                     2004
                                                     -----------------------   -----------------------
Operating Cash Flow                                  $    2,030   $    2,030   $    1,733   $    1,733
Less:
  Interest, net (2)                                        (404)        (404)        (447)        (447)
  Cash Paid for Income Taxes                                (12)         (12)         (61)         (61)
  Change in Operating Assets and Liabilities,
        net of acquisitions                                 (88)                     (439)
  Other (3)                                                (194)                      (12)
Net Cash Provided by Operating Activities            $    1,332                $      774
    Less: Capital Expenditures                                          (892)                     (828)
Free Cash Flow                                                    $      722                $      397

                  Calculation of 2005 Estimated Free Cash Flow
                              (dollars in billions)

                                                    Free Cash Flow
                                                    ---------------
2004 Operating Income                               $          2.9
Add: Depreciation and Amortization                             4.6
2004 Operating Cash Flow                                       7.5

Less: 2004 Capital Expenditures                                3.7
      2004 Consolidated Interest, net                          1.7
      2004 Consolidated Cash Paid for Income Taxes             0.2

2004 Free Cash Flow                                 $          1.9
2005 Free Cash Flow Growth                               35% to 45%
Projected 2005 Free Cash Flow                         $2.6 to $2.8

    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                                       March 31, 2005    December 31, 2004
                                                     -----------------   -----------------
Current portion of long-term debt                    $           3,855   $           3,499
Long-term debt                                                  19,317              20,093
Total Debt                                           $          23,172   $          23,592
Exchangeable debt                                                1,270               1,699
Debt excluding exchangeables                         $          21,902   $          21,893

(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Minor differences may exist due to rounding.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Includes non-cash expense included in Operating Cash Flow, cash related to other (income) expense, dividends, and the net effect of changes in accrued income taxes.